IMMEDIATE RELEASE
June 6, 2016

UNITED NATURAL FOODS, INC. ANNOUNCES THIRD QUARTER FISCAL 2016 RESULTS

ANNOUNCES Q3 FISCAL 2016 DILUTED EPS OF $0.76

RAISES FISCAL 2016 FINANCIAL GUIDANCE

Providence, Rhode Island- June 6, 2016 -- United Natural Foods, Inc. (Nasdaq: UNFI) (the "Company" or "UNFI") today reported financial results for the third fiscal quarter ended April 30, 2016.

Third Quarter Fiscal 2016 Highlights

•	Net sales increased 0.8% to $2.13 billion compared to $2.11 billion for the same period last fiscal year.

•	Adjusted net sales increased 6.1% compared to the same period last fiscal year, excluding the year-over-year impact of the previously disclosed termination of a customer distribution contract.

•	Gross margin increased to 15.1% compared to 14.5% in the second quarter of fiscal 2016.

•	Net income of $38.3 million, or $0.76 per diluted share

“We are pleased with our solid sequential quarterly improvement in net income,” said Steven Spinner, President and CEO. “Over the last several months our team has worked to significantly expand UNFI’s fresh produce, specialty products and service offerings with the acquisitions of Nor-Cal, Global Organic and Haddon House Food Products. We welcome and look forward to working with the new team members joining the UNFI family. Going forward, we believe these efforts will help support our future growth as we continue to build distribution with new customers and expand relationships with existing customers.”

Net sales for the third quarter of fiscal 2016 increased 0.8%, or $17.5 million, to $2.13 billion from $2.11 billion in the third quarter of fiscal 2015. Adjusted net sales for the quarter increased 6.1% compared to the same period last fiscal year, excluding the year-over-year impact of the previously disclosed termination of a customer distribution contract. The net sales contribution from the acquisitions of Global Organic/Specialty Source, Inc. ("Global Organic") and Nor-Cal Produce, Inc. ("Nor-Cal") was approximately $18.1 million, or 0.9% of net sales, for the third quarter of fiscal 2016.

Gross margin decreased 29 basis points to 15.1% for the third quarter of fiscal 2016 compared to 15.4% for the same period last year. The decrease in gross margin was primarily due to competitive pricing pressures, a reduction in fuel surcharges, moderated supplier promotional activity, and a shift in the mix of sales towards lower margin categories. Gross margin for the third quarter of fiscal 2016 increased approximately 59 basis points compared to 14.5% in the second quarter of fiscal 2016. This increase was primarily driven by a sequential improvement in supplier promotional activity and the favorable impact of foreign exchange for the Company’s Canadian business.

Total operating expenses were 12.0% as a percentage of net sales for the third quarter of fiscal 2016, a decrease of 12 basis points compared to the same period last fiscal year. Total operating expenses decreased $0.5 million to $256.4 million for the third quarter of fiscal 2016 compared to $256.9 million in the third quarter of fiscal 2015. Total operating expenses for the third quarter of fiscal 2016 included approximately $0.9 million of acquisition related costs and $1.2 million of startup costs related to the Company's Gilroy, California facility. Total operating expenses for the third quarter of fiscal 2015 included startup costs of approximately $0.5 million related to the Company's Hudson Valley, New York and Prescott, Wisconsin facilities offset by a $0.6 million energy grant received as a result of incorporating eligible energy saving designs into the Company's Hudson Valley, New York facility.

Operating income as a percentage of net sales was 3.1% for the third quarter of fiscal 2016, a decrease of 16 basis points compared to the same period last year and an increase of 106 basis points from 2.0% in the second quarter of fiscal 2016. Operating income decreased $3.0 million to $66.0 million for the third quarter of fiscal 2016 compared to $69.0 million for the third quarter of fiscal 2015.

Net income for the third quarter of fiscal 2016 decreased $3.5 million to $38.3 million, or $0.76 per diluted share, from $41.8 million, or $0.83 per diluted share, for the third quarter of fiscal 2015. Net income for the third quarter of fiscal 2015 included a gain of $4.2 million associated with a transfer of land at the Company's Prescott, Wisconsin facility.

Operating cash flow and capital expenditures for the third quarter of fiscal 2016 were $81.0 million and $8.6 million, respectively, resulting in free cash flow of $72.4 million.

Fiscal 2016 Year to Date Summary

Net sales for the nine months ended April 30, 2016 totaled $6.26 billion, a 2.2% increase over the comparable prior fiscal year period. Excluding the year-over-year impact of the termination of a customer distribution contract and the impact of the second quarter fiscal 2015 non-recurring reduction in net sales, adjusted net sales for the nine months ended April 30, 2016 increased 6.5% compared to the nine months ended May 2, 2015.

Gross margin for the first nine months of fiscal 2016 decreased 49 basis points to 14.9% compared to 15.4% for the nine months ended May 2, 2015. This decrease was primarily due to the same factors noted above for the third quarter of fiscal 2016 in addition to the unfavorable impact of foreign exchange for the Company's Canadian business, and is consistent with the first half of fiscal 2016.

At 12.3% of net sales, total operating expenses for the nine months ended April 30, 2016 were 19 basis points lower than the comparable prior fiscal year period. Total operating expenses increased $5.0 million to $772.3 million from $767.2 million for the nine months ended May 2, 2015. Operating expenses for the nine months ended April 30, 2016 included the impact of $4.8 million of severance and other transition costs related to the Company's previously announced restructuring plan, $1.8 million of bad debt expense related to outstanding receivables for a customer who declared bankruptcy in the first quarter of fiscal 2016, $1.9 million of acquisition related costs, and $2.5 million of startup costs related to the Company's Gilroy, California facility. Operating expenses for the nine months ended May 2, 2015 included startup costs of approximately $2.4 million related to the Company's Hudson Valley, New York, Auburn, California and Prescott, Wisconsin facilities, $0.6 million associated with the write-off of an intangible asset related to the Company's Canadian division, which was acquired in June 2010, a $0.2 million restructuring charge related to the closure of the Company's Aux Mille facility located in Quebec, Canada, and approximately $0.3 million in costs related to the Company's acquisition of Tony's, offset in part by a $0.6 million energy grant received related to the Company's Hudson Valley, New York facility.

Reflecting the factors described above, operating income for the nine months ended April 30, 2016 decreased $15.2 million to $161.6 million from $176.9 million for the nine months ended May 2, 2015. As a percentage of net sales, operating income for the first nine months of fiscal 2016 decreased 31 basis points to 2.6% compared to the same period last fiscal year.

Net income for the nine months ended April 30, 2016 decreased $11.6 million to $91.1 million, or $1.81 per diluted share, from $102.6 million, or $2.04 per diluted share, for the nine months ended May 2, 2015. Excluding $4.8 million of severance and other transition costs and approximately $1.9 million of acquisition related costs in the nine months ended April 30, 2016, adjusted net income decreased $12.2 million to $95.1 million, or $1.89 per diluted share, compared to adjusted net income of $107.3 million, or $2.14 per diluted share, in the same period in fiscal 2015, which excludes the impact of the previously disclosed non-recurring reduction in net sales. Net income for the nine months ended May 2, 2015 also included a gain of $4.2 million associated with a transfer of land at the Company's Prescott, Wisconsin facility.

Operating cash flow and capital expenditures for the nine months ended April 30, 2016 were $205.6 million and $29.1 million, respectively, resulting in free cash flow of $176.5 million, the largest nine month free cash flow in Company history.

Adjusted net sales, adjusted net income, adjusted earnings per diluted share and free cash flow are non-GAAP financial measures. Please refer to the tables in this press release for a reconciliation of all non-GAAP financial measures with the most directly comparable financial measures calculated in accordance with GAAP.

Fiscal 2016 Guidance

Based on the Company's performance to date, recent acquisitions and the current outlook for the remainder of fiscal 2016, the Company is updating its previous guidance for fiscal 2016 provided on March 7, 2016. For fiscal 2016, ending July 30, 2016, the Company estimates net sales in the range of approximately $8.46 billion to $8.50 billion, an increase of approximately 3.4% to 3.8% over fiscal 2015. The Company expects GAAP earnings per diluted share for fiscal 2016 in the range of approximately $2.39 to $2.45 compared to fiscal 2015 GAAP earnings per diluted share of $2.76. Adjusting for severance and other transition costs related to the aforementioned restructuring plan of $4.8 million in the first nine months of fiscal 2016 related to the previously disclosed termination of a customer distribution agreement and acquisition costs of $1.9 million, adjusted earnings per diluted share for fiscal 2016 is estimated to be in the range of $2.47 to $2.53, compared to fiscal 2015 adjusted earnings per diluted share of $2.85. Adjusted fiscal 2015 earnings per diluted share included the impact of the $7.7 million second quarter fiscal 2015 impact of the previously disclosed $9.3 million non-recurring reduction in net sales the Company recognized in fiscal 2015. Capital expenditures for fiscal 2016 are expected to be approximately $40.0 million to $45.0 million, or approximately 0.5% of estimated fiscal 2016 net sales. Finally, the Company expects its fiscal 2016 tax rate to be in the range of 39.4% to 39.8%.

Conference Call & Webcast

The Company's third quarter 2016 conference call and audio webcast will be held today, Monday, June 6, 2016 at 5:00 p.m. EDT. The audio webcast of the conference call will be available to the public, on a listen-only basis, via the Internet at the Investors section of the Company's website at www.unfi.com. The online archive of the webcast will be available on the Company's website for 30 days.

About United Natural Foods

United Natural Foods, Inc. carries and distributes more than 90,000 products to more than 45,000 customer locations throughout the United States and Canada. The Company serves a wide variety of retail formats including conventional supermarket chains, natural product superstores, independent retail operators and the food service channel. United Natural Foods, Inc. was ranked by Forbes Magazine in 2014 as one of “America's Best Managed Companies,” ranked by Fortune in 2012 as one of its “Most Admired American Companies,” and chosen by Food Logistics Magazine as one of its 2013 Top 20 Green Providers.

For more information on United Natural Foods, Inc., visit the Company's website at www.unfi.com.

AT THE COMPANY:	ICR
Michael Zechmeister	Katie Turner
Chief Financial Officer	General Information
(401) 528-8634	(646) 277-1228

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are "forward-looking statements" that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements are described in the Company's filings under the Securities Exchange Act of 1934, as amended, including its annual report on Form 10-K filed with the Securities and Exchange Commission (the "SEC") on September 30, 2015, its quarterly reports on Form 10-Q filed with the SEC on December 10, 2015 and March 10, 2016 and other filings the Company makes with the SEC, and include, but are not limited to, the ability of the Company to retain Haddon House’s, Nor-Cal's and Global Organic's customers on terms similar to those in place prior to our acquisition of these businesses; the Company's dependence on principal customers; the Company's sensitivity to general economic conditions, including the current economic environment; changes in disposable income levels and consumer spending trends; the Company's ability to reduce its expenses in amounts sufficient to offset its increased focus on sales to conventional supermarkets and the shift in the Company's product mix as a result of its acquisition of Tony's Fine Foods and the resulting lower gross margins on those sales; the Company's reliance on the continued growth in sales of natural and organic foods and non-food products in comparison to conventional products; increased competition in the Company's industry as a result of increased distribution of natural, organic and specialty products by conventional grocery distributors and direct distribution of those products by large retailers; the Company's ability to timely and successfully deploy its warehouse management system throughout its distribution centers and its transportation management system across the Company; the addition or loss of significant customers; volatility in fuel costs; the Company's sensitivity to inflationary and deflationary pressures; the relatively low margins and economic sensitivity of the Company's business; the potential for disruptions in the Company's supply chain by circumstances beyond its control; the risk of interruption of supplies due to lack of long-term contracts, severe weather, work stoppages or otherwise; consumer demand for natural and organic products outpacing suppliers’ ability to produce those products; decreased forward buying opportunities; union-organizing activities that could cause labor relations difficulties and increased costs; the ability to identify and successfully complete acquisitions of other natural, organic and specialty food and non-food products distributors; management's allocation of capital and the timing of capital expenditures; and the Company's ability to successfully deploy its operational initiatives to achieve synergies from the acquisitions of Tony’s Fine Foods, Global Organic, Nor-Cal, and Haddon House. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company's control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

Non-GAAP Financial Measures: To supplement the financial information presented on a generally accepted accounting principles (“GAAP”) basis, the Company has included in this press release non-GAAP financial measures for adjusted net sales, adjusted net income, adjusted diluted earnings per common share and free cash flow including in some cases estimated results for these measures. The non-GAAP measures exclude the impact of expenses related to the actual severance and other transition costs related to the termination of our distribution agreement with a customer that the Company announced in July 2015, the net sales to that customer, the impact of a reduction in net sales related to an incorrect calculation of amounts owed to a customer, acquisition costs, and capital expenditures, as applicable. The reconciliations of non-GAAP financial measures to the comparable GAAP financial measures are presented in the tables appearing below. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for any measure prepared in accordance with GAAP. The Company believes that presenting these non-GAAP financial measures aids in making period-to-period comparisons and is a meaningful indication of its actual and estimated operating performance. The Company's management utilizes and plans to utilize this non-GAAP financial information to compare the Company's operating performance during the 2016 fiscal year to the comparable periods in the 2015 fiscal year and to internally prepared projections.

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (unaudited)
(In thousands, except per share data amounts)

	Three months ended		Nine months ended
	April 30, 2016	May 2, 2015	April 30, 2016	May 2, 2015
Net sales	$2,132,104	$2,114,643	$6,256,465	$6,123,665
Cost of sales	1,809,671	1,788,729	5,322,577	5,179,556
Gross profit	322,433	325,914	933,888	944,109
Operating expenses	256,417	256,942	767,471	766,438
Restructuring and asset impairment expenses	—	—	4,794	803
Total operating expenses	256,417	256,942	772,265	767,241
Operating income	66,016	68,972	161,623	176,868
Other expense (income):
Interest expense	4,384	3,920	11,734	10,729
Interest income	(487)	(123)	(1,037)	(285)
Other, net	(557)	(4,396)	373	(3,785)
Total other expense (income), net	3,340	(599)	11,070	6,659
Income before income taxes	62,676	69,571	150,553	170,209
Provision for income taxes	24,405	27,821	59,468	67,573
Net income	$38,271	$41,750	$91,085	$102,636
Basic per share data:
Net income	$0.76	$0.83	$1.81	$2.05
Weighted average basic shares of common stock outstanding	50,350	50,079	50,290	49,998
Diluted per share data:
Net income	$0.76	$0.83	$1.81	$2.04
Weighted average diluted shares of common stock outstanding	50,379	50,348	50,360	50,246

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited)
(In thousands, except per share amounts)

	April 30, 2016	August 1, 2015
ASSETS
Current assets:
Cash and cash equivalents	$19,327	$17,380
Accounts receivable, net	478,577	474,494
Inventories	984,914	982,559
Prepaid expenses and other current assets	48,441	46,976
Deferred income taxes	32,333	32,333
Total current assets	1,563,592	1,553,742
Property & equipment, net	567,252	572,452
Goodwill	319,332	266,640
Intangible assets, net	160,711	125,830
Other assets	35,045	31,526
Total assets	$2,645,932	$2,550,190

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$451,153	$390,134
Accrued expenses and other current liabilities	140,261	129,113
Current portion of long-term debt	11,791	11,613
Total current liabilities	603,205	530,860
Notes payable	266,899	362,993
Long-term debt, excluding current portion	166,282	174,780
Deferred income taxes	89,817	65,644
Other long-term liabilities	29,310	30,380
Total liabilities	1,155,513	1,164,657
Commitments and contingencies	—	—
Stockholders’ equity:
Preferred stock, $0.01 par value, authorized 5,000 shares; none issued or outstanding	—	—
Common stock, $0.01 par value, authorized 100,000 shares; 50,380 issued and outstanding shares at April 30, 2016; 50,096 issued and outstanding shares at August 1, 2015	504	501
Additional paid-in capital	433,573	420,584
Accumulated other comprehensive loss	(18,634)	(19,443)
Retained earnings	1,074,976	983,891
Total stockholders’ equity	1,490,419	1,385,533
Total liabilities and stockholders’ equity	$2,645,932	$2,550,190

UNITED NATURAL FOODS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

	Nine months ended
(In thousands)	April 30, 2016	May 2, 2015
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$91,085	$102,636
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	50,967	47,206
Share-based compensation	12,665	11,972
Loss (gain) on disposals of property and equipment	399	(784)
Gain on acquisition of land	—	(2,824)
Excess tax deficit (benefit) from share-based payment arrangements	48	(2,865)
Restructuring and asset impairment	480	803
Deferred income taxes	8,657	3,292
Provision for doubtful accounts	5,875	3,508
Non-cash interest expense	119	368
Changes in assets and liabilities, net of acquired businesses:
Accounts receivable	1,569	(67,166)
Inventories	1,218	(116,693)
Prepaid expenses and other assets	(2,041)	(3,863)
Accounts payable	31,912	30,053
Accrued expenses and other liabilities	2,665	(11,836)
Net cash provided by (used in) operating activities	205,618	(6,193)
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(29,073)	(98,544)
Purchases of acquired businesses, net of cash acquired	(89,190)	(8,017)
Proceeds from disposals of property and equipment	96	936
Long-term investment	—	(3,000)
Net cash used in investing activities	(118,167)	(108,625)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from borrowings from long-term debt	—	150,000
Repayments of long-term debt	(8,320)	(8,252)
Proceeds from borrowings under revolving credit line	375,213	567,807
Repayments of borrowings under revolving credit line	(471,667)	(621,933)
Increase in bank overdraft	21,815	33,122
Proceeds from exercise of stock options	2,011	3,297
Payment of employee restricted stock tax withholdings	(1,703)	(2,383)
Excess tax (deficit) benefit from share-based payment arrangements	(48)	2,865
Capitalized debt issuance costs	(2,051)	(1,963)
Net cash (used in) provided by financing activities	(84,750)	122,560
EFFECT OF EXCHANGE RATE CHANGES ON CASH	(754)	82
NET INCREASE IN CASH AND CASH EQUIVALENTS	1,947	7,824
Cash and cash equivalents at beginning of period	17,380	16,116
Cash and cash equivalents at end of period	$19,327	$23,940

Supplemental disclosures of cash flow information:
Non-cash financing activity	$—	$13,564
Non-cash investing activity	$—	$13,564
Cash paid for interest	$12,115	$10,688
Cash paid for federal and state income taxes, net of refunds	$50,461	$58,989

UNITED NATURAL FOODS, INC.

Reconciliation of GAAP Net Sales Growth to Non-GAAP Adjusted Net Sales Growth (unaudited)
(In thousands)

	Three months ended			Nine months ended
	April 30, 2016	May 2, 2015	Percentage Growth	April 30, 2016	May 2, 2015	Percentage Growth

Net sales	$2,132,104	$2,114,643	0.8%	$6,256,465	$6,123,665	2.2%
Adjustment (1)	—	(104,836)		(58,439)	(309,248)
Adjustment (2)	—	—		—	7,736
Adjusted net sales	$2,132,104	$2,009,807	6.1%	$6,198,026	$5,822,153	6.5%

(1) Adjusted to exclude net sales in each period related to a customer distribution contract that was terminated in the first quarter of fiscal 2016.
(2) Adjusted to exclude the $7.7 million second quarter fiscal 2015 impact of the previously disclosed $9.3 million non-recurring reduction in net sales the Company recognized in fiscal 2015.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME WITH ADJUSTMENTS
Reconciliation of GAAP Results to Non-GAAP Presentation (unaudited)
(In thousands, except per share data)

	Nine months ended April 30, 2016
	GAAP	Adjustments		Adjusted

Income before income taxes	$150,553	$6,674	(1)	$157,227
Provision for income taxes	59,468	2,636	(2)	62,104
Net income	$91,085	$4,038		$95,123

Diluted per share data:
Net income	$1.81	$0.08		$1.89
Weighted average diluted shares of common stock outstanding	50,360			50,360

(1)	Adjusted for $4.8 million of severance and other transition costs related to the previously disclosed restructuring plans and approximately $1.9 million of acquisition related costs.
(2) Represents the tax effect of the adjustment in footnote 1 utilizing the effective income tax rate for the adjustment period.

	Nine months ended May 2, 2015
	GAAP	Adjustments		Adjusted

Income before income taxes	$170,209	$7,736	(1)	$177,945
Provision for income taxes	67,573	3,071	(2)	70,644
Net income	$102,636	$4,665		$107,301

Diluted per share data:
Net income	$2.04	$0.09		$2.14	*
Weighted average diluted shares of common stock outstanding	50,246			50,246
* Reflects rounding

(1) Adjusted to exclude the $7.7 million second quarter fiscal 2015 impact of the previously disclosed $9.3 million non-recurring reduction in net sales the Company recognized in fiscal 2015.
(2) Represents the tax effect of the adjustment in footnote 1 utilizing the effective income tax rate for the adjustment period.

Reconciliation of GAAP Operating Cash Flow to Non-GAAP Free Cash Flow (unaudited)
(in thousands)

	Three months ended April 30, 2016	Nine months ended April 30, 2016

Net cash provided by operating activities	$81,007	$205,618
Capital expenditures	8,601	29,073
Free cash flow	$72,406	$176,545

Reconciliation of 2016 Guidance for Estimated GAAP Diluted Earnings per Common Share to
Estimated Non-GAAP Adjusted Diluted Earnings per Common Share (unaudited)

	Fiscal Year Ending July 30, 2016
	Low Range	High Range

GAAP diluted earnings per common share	$2.39	$2.45
Less impact of severance and other transition costs	0.10	0.10
Less impact of acquisition costs	0.03	0.03
Tax impact of adjustments (1)	(0.05)	(0.05)
Non-GAAP diluted earnings per common share	$2.47	$2.53

(1) Represents the tax effect of the adjustments at the effective income tax rate for the nine months ended April 30, 2016.

Reconciliation of 2015 GAAP Results to Non-GAAP Presentation
Included in Fiscal 2016 Guidance (unaudited)
(In thousands, except per share data)

	Fiscal year ended August 1, 2015
	GAAP	Adjustments		Adjusted

Income before income taxes	$229,769	$7,736	(1)	$237,505
Provision for income taxes	91,035	3,065	(2)	94,100
Net income	$138,734	$4,671		$143,405

Diluted per share data:
Net income	$2.76	$0.09	(3)	$2.85
Weighted average diluted shares of common stock outstanding	50,267			50,267

(1) Adjusted for the $7.7 million second quarter fiscal 2015 impact of the $9.3 million reduction in net sales the Company recognized in fiscal 2015 related to an incorrect calculation of amounts owed to a customer.
(2) Represents the tax effect of the adjustment in footnote 1 utilizing the effective income tax rate for the adjustment period.
(3) Includes the per share tax impact of the adjustment in footnote 2 of approximately $0.06.